Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 703                                                        48 Dongzhimenwai Dajie

Toronto, Ontario                                                    Dongcheng District

Canada M5S 1S4                                                 Beijing 100027 China

Tel :  +1.416.927.7000                                  Tel:  +011.8610.5160.0689

Fax : +1.416.927.1222                                 Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA ACQUIRES A+ CHILD DEVELOPMENT

Toronto – December 6, 2006 – Lingo Media Inc. (LMD:TSX V; LNGMF: OTC BB) (“Lingo Media” or the “Company”) today announced that it has acquired a 62.33% controlling interest in A+ Child Development (Canada) Ltd. (“A Plus”) and will acquire an additional 8% interest within 90 days.  A Plus had reported revenues of CAD $3.8 million in 2005.  A Plus derives revenues from publishing and distribution of educational materials aimed at the early childhood market.  A Plus has developed a successful and unique curriculum for parents to use with their children based on the latest neuroscience research. To date, A Plus has focused its marketing efforts only in Canada. With Lingo Media’s established operations in Beijing, A Plus will introduce its learning system and products to parents of pre-school children across China. Plans also include an expansion of A Plus’ markets to the United States and Latin America.

Under the terms of the acquisition, Lingo Media:

i)

acquired 50.33% of the outstanding capital stock of A Plus from its shareholders for the purchase price of CAD$730,000 satisfied by issuing 2,650,000 common shares of Lingo Media and paying CAD$200,000 cash;

ii)

invested CAD$150,000 in A Plus for an additional 12% interest;

iii)

agreed to invest a further CAD$100,000 in A Plus for an additional 8% interest within 90 days; and

iv)

issued an additional 3,000,000 common shares of Lingo Media to the selling shareholders of A Plus subject to meeting annual earnings milestones to be held in escrow and released over a three-year period with a maximum of 1,000,000 shares released per year;

“Acquiring A Plus, brings Lingo Media a company with growing revenues in Canada and the opportunity to expand to new markets in China and the United States. This acquisition will dramatically increase our revenues beginning October 1, 2006 which will be reflected in our fourth quarter financial statements. We are very enthusiastic about the growth for 2007 and beyond from A Plus’ planned expansion in Canada and new markets. To date, Lingo Media has been entirely focused in China and now we have a diversified revenue base that includes North America,” said Michael Kraft, President & CEO of Lingo Media.

 “At A Plus we recognize the massive potential within the North American and China preschool markets with today's educated parents looking for support in stimulating their children with developmentally valid, age appropriate learning tools. This partnership with Lingo Media allows us to realize the profound effect we can have. Our growth strategy includes expanding A Plus’ business in Canada and to utilizing Lingo Media’s marketing and distribution channels in China”, said A Plus CEO Terry Pallier.

The acquisition of A Plus was an arm’s length transaction.  A consulting fee of 10% of the purchase price will be paid to Michael Stein & Associates Inc. equally by both parties in cash and shares of Lingo Media. The cash component of the purchase price was funded through a third party loan bearing interest at 12% per annum, due January 2008 and secured by the assets of Lingo Media.

About A Plus

A Plus, a private Alberta corporation, has been operating in Canada for over ten years through its four offices in Calgary, Edmonton, Vancouver and Toronto. A Plus specializes in the field of early childhood cognitive development, through the publishing and distribution of educational materials along with its unique curriculum developed by its advisory panel of psychologists. To date, over 17,000 families have used A Plus’ programs in Canada.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China. The Company incorporates print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 120 million units from Lingo Media's library of more than 290 program titles have been published and sold in China.  While Lingo Media remains focused on its royalty-based educational publishing business, it is advancing its China Expansion Plan to establish itself as a distributor of educational print media including books, newspapers and magazines in China.

For further information, contact:

Lingo Media

        A+ Child Development

Michael Kraft, President & CEO Tel: (416) 927-7000, ext. 23 Toll Free Tel: (866) 927-7011 Fax: (416) 927-1222 Email: investor@lingomedia.com To learn more, visit www.lingomedia.com	Terry Pallier, CEO Tel: (403) 250-6616 Fax: (403) 250-1837 Email: tpallier@telusplanet.net To learn more, visit: www.apluschilddev.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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